Exhibit 10.19

tw telecom inc.

INDEPENDENT DIRECTORS COMPENSATION

Effective January 1, 2009

Annual Retainer	$75,000 (payable quarterly)

Annual fee Audit Committee Chair	$25,000

Annual fee Compensation Committee Chair	$25,000

Annual fee Nominating and Governance Chair	$15,000

Restricted Stock	10,000 shares of Restricted Stock granted to each sitting independent director under Company’s amended 2000 Employee Stock Plan at the first regularly scheduled meeting of the Board of Directors in each calendar year, of which 75% vest on the anniversary date of the grant date (provided that the director is still serving on the Board at that time) and the balance vest upon the resignation or retirement of the Director from the Company’s Board of Directors; or upon the effective date of resignation if his or her resignation is requested by the Company or the majority of its Board of Directors provided that such Director has served a term of one year or greater from the date of such grant.

If the Director serves on the Board for less than one year from the grant date or is removed from the Board for cause, the shares covered by the grant will be forfeited on the effective date of the resignation, retirement or removal. Any director who joins the board after the first regularly scheduled meeting will receive a pro-rated grant on the effective date of his or her board service.

New Director Grants and January 28, 2009 Retention Grants to Incumbent Directors	(i) 25,000 options with a strike price equal to the closing price of the Company’s stock on the Nasdaq Stock Market on the first day of the director’s term, vesting annually over a three year period on the anniversary dates of the grant date in equal parts provided that the director is still serving on the Company’s Board of Directors on the vesting date, and terminating 10 years from the grant date, and (ii) 25,000 shares of Restricted Stock that will vest annually over a three year period on the anniversary dates of the grant date in equal parts provided that the director is still serving on the Company’s Board of Directors on the vesting date.

The options will be exercisable for a period of one year from the effective date of termination of board service, unless the termination was for cause,

The Board of Directors will periodically consider retention grants for incumbent directors.

Expense Reimbursement	For Board and Committee meetings in accordance with the Board of Directors Travel Policy.